Exhibit 99.1

Martin Resch Joins Cass Information Systems, Inc.

In Newly Created Position of Chief Operating Officer

ST. LOUIS – Culminating an extensive nationwide search, Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom and waste invoice payment and information services, has selected Martin Resch to fill the newly created position of chief operating officer.

“The time has come to expand our executive team as our increasingly technology-driven business expands and global transaction volume grows,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “Martin possesses the broad, sophisticated entrepreneurial skill set that will help position Cass to thrive in the years ahead.”

Most recently prior to joining Cass, Resch was senior manager of the commercial banking group of Bank of the West, BNP Paribas in San Francisco, Calif. As executive vice president, Resch functioned as the group’s chief administrative officer/chief operating officer with responsibility for strategy, operations, finance, technology and human resources. Other roles included corporate treasurer and leader of a B2B FinTech incubator.

Previously, he engaged in multiple entrepreneurial initiatives related to FinTech and financial markets. For example, Resch founded three equity and index option funds on the Pacific Exchange and, as a member of the board, actively participated in the sale of the Pacific Exchange to Archipelago which was subsequently acquired by the New York Stock Exchange.

Resch, who holds dual citizenship in the U.S. and Austria and speaks fluent German, earned his bachelor’s degree in computer science from Oregon State University and master’s degree in business administration from Cornell University. He is also a graduate of the Pacific Coast Graduate School of Banking in Seattle, Wash.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing more than $60 billion annually on behalf of clients, and with total assets of $2 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

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